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                                                                     Exhibit 2.2


                             AMENDMENT NO. 2 TO THE
                            STOCK PURCHASE AGREEMENT

          This AMENDMENT NO. 2, dated September 29, 2000, is to that certain Stock Purchase Agreement, dated as of May 9, 2000, as amended by Amendment No. 1 dated June 28, 2000 (the "Stock Purchase Agreement") is executed by and between
                          ------------------------
PACIFIC DUNLOP HOLDINGS (USA) INC., a corporation incorporated under the laws of the State of Delaware ("Seller") and EXIDE CORPORATION, a corporation
                        ------
incorporated under the laws of the State of Delaware ("Buyer").
                                                       -----

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Except as amended hereby, the Stock Purchase Agreement remains in full force and effect. Except as otherwise defined herein, capitalized terms used in this Amendment No. 2 shall have the meanings assigned to them in the Stock Purchase Agreement.

     2.   Section 2.1 of the Stock Purchase Agreement is hereby deleted and
          -----------
replaced in its entirety with the following:

          Section 2.1.  Purchase and Sale of Shares. On the terms and subject to
                        ---------------------------
     the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, ten thousand (10,000) shares of common stock of PDGNB and sixty-six thousand, two hundred and seventy-three (66,273) shares of Series A Cumulative Redeemable Preferred Stock of PDGNB, constituting all of the issued and outstanding shares of capital stock of PDGNB (collectively, the "Shares").

     2.   The second sentence of Section 5.2 of the Stock Purchase Agreement is
                                 -----------
hereby deleted and replaced in its entirety with the following:

     There are ten thousand (10,000) shares of the common stock of PDGNB issued and outstanding and sixty-six thousand, two-hundred and seventy-three (66,273) shares of Series A Cumulative Redeemable Preferred Stock of PDGNB issued and outstanding, all of which constitute the Shares.


                     [SIGNATURES APPEAR ON FOLLOWING PAGE]
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     IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 on the date first above written.

                              PACIFIC DUNLOP HOLDINGS (USA) INC.


                              By:       /s/ Martin M. Hudson
                              Name:     Martin M. Hudson
                              Title:    Attorney-in-Fact


                              EXIDE CORPORATION


                              By: /s/ David H. Kelly
                              Name:   David H. Kelly
                              Title: Vice President and Treasurer

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